EXHIBIT 99.1
FOR  IMMEDIATE  RELEASE:

                  GENUS  REJECTS  PATENT  INFRINGEMENT  ALLEGATIONS

SUNNYVALE, CALIF.-JUNE 7, 2001-Genus, Inc. (Nasdaq: GGNS) rejected patent infringement allegations made in a press release published by ASM International N.V. (ASMI) yesterday, June 6, 2001. ASMI has not officially served Genus with a complaint, nor has Genus seen a copy of such complaint. According to ASMI's press release, they believe Genus is infringing upon two patents held by ASMI for atomic layer deposition (ALD) technology.

Tom Seidel, chief technology officer of Genus, stated, "We're very surprised to learn of ASMI's allegations of infringement, especially by way of a press release. We strongly believe these allegations have no merit, as Genus has been extremely diligent in the pursuit of our own ALD intellectual property, and in the development of our ALD commercialization pathways. We have received several patents for atomic layer deposition, and we have taken prior art into consideration. If served with a complaint, we will vigorously assert appropriate defenses."

FORWARD-LOOKING  STATEMENTS
This press release contains forward-looking statements regarding the company's intellectual property rights. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to potential results of legal challenges by competitors, including ASMI, and general conditions in the semiconductor equipment market and the economy in general. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and in subsequently filed quarterly reports on Form 10-Q filed with the SEC.

ABOUT  GENUS
Founded in 1982, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.

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COMPANY  CONTACT:                              EDITORIAL  CONTACT:
Debra  Scott                                   Dave  Richardson
Genus,  Inc.                                   Positio
Tel:  (408) 747-7140 Ext. 1407                 Tel:  (650) 815-1006 Ext.108
dscott@genus.com                               dave@positiopr.com